                                                                               .
                                                                               .
                                                                               .

                                  EXHIBIT 12.1



Fixed Charge Ratio                                                                                          NINE MONTHS  NINE MONTHS
                                                                             YEARS ENDED SEPTEMBER 30,             ENDED      ENDED
                                                                1999      2000      2001       2002      2003     6/30/03    6/30/04
                                                                ----      ----      ----       ----      ----     -------    -------
COMPUTATION OF EARNINGS
Pretax income before Minority interest                        (12,815)   27,683   (71,596)   (16,405)   41,020     25,052     26,468
Plus Fixed charges                                             34,714    37,514    44,410     44,102    55,990     38,989     63,820
Plus Amortization of capitalized interest                                             153        221       265        198        241
Less capitalized interest                                                  (900)   (1,100)    (1,208)     (836)      (550)     (703)
                                                              --------   -------  --------   --------   -------    -------    ------
TOTAL                                                          21,899    64,297   (28,133)    26,710    96,439     63,689     89,826

COMPUTATION OF FIXED CHARGES
Interest Expense                                               19,096    15,721    14,419      6,941    11,541      7,435     17,647
Capitalized interest                                                        900     1,100      1,208       836        550        703
Amortization of fleet origination fees                                                103        123       123         92         21
Amortization of debt issuance costs                                                                         47          6        182
Estimate of interest on rent expense                           15,618    20,893    28,788     35,830    43,443     30,906     45,267
                                                              -------    ------   --------   --------   -------    -------    ------
Total fixed charges                                            34,714    37,514    44,410     44,102    55,990     38,989     63,820


Ratio (fixed charges/earnings an fixed charges) / Deficiency  (12,815)     1.71   (72,543)   (17,392)     1.72       1.63       1.41
                                                              --------   -------  --------   --------   -------    -------    ------